CERTIFICATE AND ARTICLES OF EXCHANGE

Pursuant to the provisions of Article 5.04 of Louisiana Business Corporation Act (the “Act”) and La. Rev. Stat. 12:1362, MEDCANA, INC., a Nevada corporation, (the “Corporation”) and SOFTWARE EFFECTIVE SOLUTIONS, CORP., a Louisiana corporation company (the “Receiving Transferor Entity”, “Beneficial Entity”), an asset exchange (the “Exchange”) of the Corporation with and into SOFTWARE EFFECTIVE SOLUTIONS CORP, hereby certify the following certificate and articles of EXCHANGE for the purpose of effecting a merger in accordance with the provisions of Part Five of the Act and La. Rev. Stat.  12:1360 as follows:

1. The respective name and state of incorporation or organization of the Corporation and Limited Liability Company that are parties to this Exchange are:

Name	Type of Entity	State of Incorporation or Organization

SOFTWARE EFFECTIVE SOLUTIONS CORP	Corporation	Louisiana

Medcana Inc.	Corporation	Nevada

2. Upon the filing of this Certificate and Articles of Merger (Exchange) with the Secretary of State of Louisiana pursuant to La. Rev. Stat.  12:1360 and with the Secretary of State of Nevada pursuant to Chapter 92A of the Nevada Revised Statutes, the Exchange shall be effective as of 4:00 p.m. Central Standard Time, October 15, 2021 (the “Effective Time”) in accordance with the provisions of Article 10.03 of the Act and the provisions of La. Rev. Stat.  12:1360 (B)(2).

3. An “Agreement and Plan of Exchange and Reorganization” was duly authorized, approved, adopted, certified, and executed by each of the parties to the Exchange in accordance with the provisions of Louisiana Revised Statutes  12:1359 and Articles 5.01 and 5.03 of the Act.

4. The name of the business recipient entity (the “Beneficial Entity”) is Software Effective Solutions Corp, a Louisiana Corporation.

5. The Articles of Organization of is Software Effective Solutions Corp , the Beneficial Entity, shall continue to be the Articles of Organization of the Beneficial Entity, without change or amendment, until further amended in accordance with the provisions thereof and applicable laws.

6. A copy of the executed Agreement and Plan of Exchange and Reorganization is attached hereto as Exhibit A and is also on file at the principal place of business of the Beneficial Entity, the address of which is as follows:

1100 Poydras Street

Suite 2900

New Orleans, LA 70163

7. A copy of the Agreement and Plan of Exchange and Reorganization will be furnished by the Beneficial Entity, on written request, and without cost, to any shareholder or member of any of the entities that are a party to the Exchange.

8. The approval of the Agreement and Plan of Exchange and Reorganization by the shareholders entitled to vote of the Corporation, a Nevada corporation.

9. As to the Corporation, the approval of whose shareholders entitled to vote is required pursuant to the terms of its Restated Articles of Incorporation, as amended (the “Restated Articles”), the number of shares of each class or series of stock of such Corporation so entitled to vote, with other shares or as a class, on the Agreement and Plan of Merger and Reorganization are as follows:

Name	Number of Shares Outstanding	Class	Number of Shares Entitled to Vote
Medcana Inc	75,000,000	Common	75,000,000

No shares of any other class or series of the Corporation are entitled pursuant to the terms of the Restated Articles to vote as a class or series on the Agreement and Plan of Exchange and Reorganization.

10. As to the Corporation, the approval of whose shareholders entitled to vote is required, the unanimous written consent of the shareholders entitled to vote on the Agreement and Plan of Exchange and Reorganization has been given in accordance with Louisiana Business Corporation Act RS 12, and Nevada NRS: Chapter 78of the Act and any written notice required by such Article has been given, if applicable.

11. As to the Beneficial Entity, the approval of whose Members entitled to vote is required, the number of units of each class or series of membership interests of such Beneficial Entity entitled to vote, with other membership interests or as a class, on the Agreement and Plan of Exchange and Reorganization are as follows:

Name	Number of Units of Membership Interests Outstanding	Class of Membership Interests	Number of Units of Membership Interests Entitled to Vote
Software Effective Solutions Corp.	329,997,308	Common	329,997,308
	500,000,000	Preferred	500,000,000

No other classes or series of units of membership interests of Software Effective Solutions Corp. are outstanding.

13. As to the Beneficial Entity, the approval of whose Members entitled to vote is required, the Agreement and Plan of Exchange and Reorganization was duly approved by the written consent of a Majority of the Units entitled to vote thereon in lieu of a meeting of the Members. The number of Units of membership interests that approved the Agreement and Plan of Exchange and Reorganization by written consent and the number of Units of membership interests that did not, respectively, and, if the Units of membership interests of any class or series are entitled to vote as a class, the number of Units of each such class or series that approved the Agreement and Plan of Exchange and Reorganization by written consent and those that did not, are as follows:

Name	Total approving	Total not approving	Class or Series
Software Effective Solutions Corp.	500,000,000	0	Preferred

14. The approval of the Agreement and Plan of Exchange and Reorganization was duly authorized by all action required by the Act, applicable Louisiana law, and by the constituent documents of the Corporation and the Beneficial Entity.

15. At any time before the Effective Time, the Agreement and Plan of Exchange and Reorganization may be abandoned (subject to any contractual rights) by the Corporation, as a party to the Exchange, without shareholder action, by (a) execution of a statement of abandonment by any officer of the Corporation or in any other manner determined by the board of directors of the Corporation and (b) if the Certificate and Articles of Exchange have been filed but the Effective Time has not yet occurred, filing such statement with the Secretary of State of Nevada as provided for in NRS 78. At any time before the Effective Time, the Agreement and Plan of Exchange and Reorganization may be abandoned (subject to any contractual rights) by the Beneficial Entity, as a party to the Exchange, by (a) the execution of a statement of abandonment by any Manager of the Beneficial Entity or in any other manner determined by the Managers of the Beneficial Entity and (b) if the Certificate and Articles of Merger/Exchange have delivered to the Secretary of State in advance for filing as of the Effective Time but the Effective Time has not yet occurred, filing such statement with the Secretary of State of Louisiana.

16. The Beneficial Entity hereby states and agrees (as provided for in Article 5.04C of the Act) that it will be responsible and obligated for the payment of all fees and franchise taxes as required by law to have been paid.

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THUS DONE AND EXECUTED as of the 15th  day of October, 2021 to be effective as of the Effective Time.

Software Effective Solutions, Corp.

By:/s/ Jose Gabriel Diaz
Name: Jose Gabriel Diaz
Title: President and Director

Medcana, Inc.

By: /s/ Jose Gabriel Diaz
Name: Jose Gabriel Diaz
Title: President and Chief Executive Officer